Exhibit 4.11

Description of Watford Holdings Ltd.'s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of December 31, 2019, there were two classes of securities registered by Watford Holdings Ltd. under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, par value $0.01 per share, and our 8½% cumulative redeemable preference shares, par value $0.01 per share. The following is a summary of the terms of our common shares and our preference shares based on certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, each of which is filed as another exhibit to the Annual Report on Form 10-K to which this description relates, and applicable Bermuda law. You are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.
Unless the context otherwise requires, references in this description to:

•	“Arch” are to Arch Capital Group Ltd. and its affiliates;

•	“HPS” are to HPS Investment Partners, LLC (formerly known as Highbridge Principal Strategies, LLC);

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“original private placement” are to our March 2014 private placement pursuant to which we issued and sold an aggregate of 22,682,875 of our common shares at a price per share of $40.00 for an aggregate purchase price of $907.3 million, including 2,500,000 common shares to Arch, and an aggregate of 9,065,200 of our 8½% cumulative redeemable preference shares at a price per share of $24.50 for an aggregate purchase price of $222.1 million;

•	“Watford Re” are to Watford Re Ltd., a wholly-owned subsidiary of our company; and

•	“we,” “us,” and “our” are solely to Watford Holdings Ltd. and not to any of its subsidiaries or affiliates.
Share capital
Our authorized share capital consists of 120,000,000 common shares, par value $0.01 per share, and 30,000,000 preference shares, par value $0.01 per share. As of December 31, 2019, there were 19,902,895 of our common shares outstanding and 2,145,202 of our 8½% cumulative redeemable preference shares outstanding.
Common shares
Our common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of our bye-laws, we may be required to make an offer to repurchase shares held by shareholders. All of our outstanding common shares are fully paid and non-assessable.
Dividend and distribution rights
We do not expect to declare or pay dividends on our common shares for the foreseeable future. We intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business.
Under Bermuda law, a company may not declare or pay dividends or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. Under our bye-laws, each common share is entitled to dividends, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares, including our 8½% cumulative redeemable preference shares.

Except with respect to the dividends or distributions to be paid to the holders of our 8½% cumulative redeemable preference shares and other than as necessary to pay our expenses, we expect that our subsidiaries will retain virtually all profits, if any. However, the boards of directors of Watford Re Ltd. and our other corporate subsidiaries have absolute discretion, subject to statutory requirements, regulatory requirements and the terms of our existing indebtedness to declare dividends at any time, including, for example, if a subsidiary is unable to keep its capital employed in a manner deemed suitable. Our board of directors decides the appropriate use of any funds received by way of dividend from a subsidiary, including, possibly, declaration of dividends or share purchases by us.
Voting rights
In general, and subject to the restrictions described below, common shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders.
Each holder of common shares that is a U.S. person (other than HPS and certain of its employees and affiliates and Arch and certain of its affiliates, which are not subject to the voting limitation described herein) is limited to voting (directly, indirectly or constructively, as determined for U.S. federal income tax purposes) that number of common shares equal to 9.9% of the total combined voting power of all classes of shares of our company entitled to vote at a general meeting (as determined taking into account all such reductions in voting rights). In addition to the foregoing, in order to ensure that non-U.S. shareholders are subject to similar voting limitations as apply to U.S. shareholders, no holder of common shares is permitted to vote (directly, indirectly or constructively) more than that number of common shares equal to 9.9% of the total combined voting power of all classes of shares of our company entitled to vote at a general meeting.
Pursuant to our bye-laws, each shareholder shall provide us with such information as we may reasonably request so that we and our board of directors may make determinations as to the ownership (direct or indirect or by attribution) of shares to such shareholder or to any person to which shares may be attributed as a result of the ownership of shares by such shareholder.
Rights upon liquidation
In the event of the liquidation, dissolution or winding up of our company, the holders of our common shares will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to the liquidation preference on any issued and outstanding preference shares.
Variation of rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied by a resolution approved by at least 66⅔% of the combined voting power of the issued and outstanding shares of such class. Our bye-laws specify that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.
Preference shares
Pursuant to Bermuda law and our bye-laws, our board of directors may establish one or more series of preference shares having such designations, dividend rates, redemption features, liquidation rights and preferences, conversion or exchange rights, relative voting rights or such other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of our company.

8½% cumulative redeemable preference shares
On March 31, 2014, in connection with our original private placement, we issued 9,065,200 8½% cumulative redeemable preference shares. As described in more detail below, on August 1, 2019, we redeemed 6,919,998 of these preference shares. In this subsection, we refer to our 8½% cumulative redeemable preference shares as the “preference shares”.
General
The preference shares rank senior to our common shares and rank pari passu with each other series of shares ranking on parity with the preference shares with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. As of December 31, 2019, there were no other shares that had been issued by us that rank pari passu with the preference shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up. Our board of directors may from time to time create and issue new junior stock and parity stock of other series without the approval of the holders of the preference shares and fix their relative rights, preferences and limitations.
We are generally able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other non-equity claims). The preference shares are fully-paid and nonassessable.
Holders of the preference shares do not have preemptive or subscription rights to acquire further shares in our company.
The preference shares are not convertible into, or exchangeable for, shares of any other class or series of shares or other securities of our company or our property or assets. The preference shares have no stated maturity and are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the preference shares.
Dividends on the preference shares
Dividends on the preference shares are cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the preference shares will be entitled to receive a dividend for such period, and such undeclared dividend will accumulate and will be payable.
Dividends on the preference shares are payable quarterly on the last day of March, June, September and December (each, a Dividend Payment Date) when, as and if declared by our board of directors out of legally available funds for such purpose. Our board of directors may resolve, for any reason and in its absolute discretion, not to declare or pay in full or in part any dividends on the preference shares in respect of one or more dividend periods. Dividends accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payments on the preference shares which may be deferred or in arrears.
Prior to June 30, 2019 (the Fixed Rate Period), dividends on the preference shares accrued at fixed rate of 8½% of the $25 per share liquidation preference per annum (which was equivalent to $2.125 per share per annum). From (and including) June 30, 2019 (the Floating Rate Period), dividends on the preference shares accrue at a floating rate per annum (the Floating Rate) equal to three-month U.S. dollar LIBOR plus 667.85 basis points; provided, that, if, at any time, the three-month U.S. dollar LIBOR shall be less than 1%, then the three-month U.S. dollar LIBOR for purposes of calculating the Floating Rate at the time of such calculation shall be 1%. Other than the right to payment of accrued but unpaid dividends, if any, on the preference shares, the holders of the preference shares are not entitled to share in any other dividends or distributions of our company.
Dividends are payable to holders of record of the preference shares as they appear in the register of members on the applicable record date, which shall be the 15th day of the month preceding that Dividend Payment Date or such other record date fixed by our board of directors that is not more than 60 nor less than ten days prior to such Dividend Payment Date. These dividend record dates apply regardless of whether a particular dividend record date is a business day. As used in this subsection, “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday, and is not a day on which banking institutions in New York City and Hamilton, Bermuda generally are authorized or obligated by law or executive order to close.
During the Fixed Rate Period, dividends payable on the preference shares were computed on the basis of a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, dividends payable on the preference shares are computed on the basis of actual days elapsed over a year consisting of 365 days.
If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day after the original Dividend Payment Date, and no additional dividends will accumulate on the amount so payable from such date to such next succeeding business day.
So long as any preference shares remain issued and outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all issued and outstanding preference shares have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

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no dividend (other than a dividend in common shares or in any other shares ranking junior to the preference shares as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common shares or upon any other shares ranking junior to the preference shares as to dividends or upon liquidation, dissolution or winding-up; and

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no common shares, other shares ranking junior to or on a parity with the preference shares as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us.

As used in this subsection, “junior stock” means any class or series of shares that rank junior to the preference shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of our company. Junior stock includes our common shares.
As used in this subsection, “parity stock” means any class or series of shares that ranks equally with the preference shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of our company. As of December 31, 2019, there were no shares which were considered parity stock with the preference shares.
Liquidation rights of the preference shares
Upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of the preference shares are entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, a liquidation preference in the amount of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution, with accumulation of any undeclared dividends, before any distribution of assets is made to holders of our common shares, or any of our other shares ranking junior to the preference shares. Holders of the preference shares are not entitled to any other amounts after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the preference shares, the amounts paid to the holders of the preference shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the preference shares, the holders of any other class of shares shall be entitled to receive all of its remaining assets according to their respective rights and preferences.
A consolidation, amalgamation, merger, arrangement or reconstruction involving our company or the sale or transfer of all or substantially all of our shares or our property or business is not deemed to constitute a liquidation, dissolution or winding-up of our company.
Redemption of preference shares
Optional redemption by us
Prior to June 30, 2019, the preference shares were not redeemable at our option. As of June 30, 2019, the preference shares are redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, with accumulation of any undeclared dividends on or after June 30, 2019.
If the preference shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the preference shares to be redeemed within the time period provided above. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of preference shares to be redeemed and, if less than all the preference shares held by such holder are to be redeemed, the number of such preference shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where holders may surrender certificates evidencing the preference shares for payment of the redemption price.
If notice of redemption of any preference shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the preference shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such preference shares, such preference shares shall no longer be deemed issued and outstanding and all rights of the holders of such preference shares will terminate, except the right to transfer the preference shares prior to the redemption date and the right to receive the redemption price, plus declared and unpaid dividends, if any.
In case of any redemption of only part of the preference shares at the time issued and outstanding, the preference shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
On August 1, 2019, we redeemed 6,919,998 of our total issued and outstanding preference shares, which were redeemed at a total redemption price of $25.19748 per share, inclusive of all declared and unpaid dividends, with accumulation of any undeclared dividends on or after June 30, 2019.

Optional redemption by the holder
Each holder of the preference shares may at any time on or after June 30, 2034, at such holder’s sole option and election, require us to redeem in cash any or all of the preference shares held by such holder at the $25 per share liquidation preference plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared (an Optional Redemption).
To effect a redemption of the preference shares, the holder of record thereof shall make a written demand for such redemption to us at our principal executive offices setting forth therein the number of preference shares to be redeemed and the certificate or certificates representing such preference shares, if any. If we do not have sufficient funds legally available to redeem all preference shares which the holders thereof have required us to redeem, we shall redeem a pro rata portion of each such holder’s preference shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the preference shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after we have funds legally available therefor.
Payments on preference shares
We make all payments on the preference shares free and clear of, and without withholding or deduction at source for or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or to enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction).
Preference share voting rights
Except as provided below and under Bermuda law, the holders of the preference shares have no voting rights.
Whenever dividends payable on preference shares have not been declared by our board of directors and paid for an aggregate amount equivalent to six full dividend periods (whether or not consecutive) on all of the preference shares or if we fail to effect an Optional Redemption requested by the holders of the preference shares from amounts legally available for such purpose, the holders of the preference shares have the right, voting as a single class, to elect one director of our board of directors. We are required to use our best efforts to effectuate the election or appointment of this one director.
Whenever dividends on the preference shares have been paid in full, or declared and sufficient funds have been set aside, the right of holders of the preference shares to be represented by a director will cease (but subject always to the same provision for the vesting of such rights in the case of any future suspension of payments in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the term of office of the additional director elected or appointed to our board of directors will terminate.
At any time when such special voting power has vested in the holders of the preference shares as described in the preceding paragraph, such right may be exercised initially either at a special meeting of the holders of the preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. At any time when such special right has vested, our chairman will, upon the written request of the holders of record of at least 10% of the preference shares then issued and outstanding addressed to our secretary, call a special general meeting of the holders of the preference shares for the purpose of electing the director. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting is not called within 20 days after the secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of the preference shares may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless otherwise designated. Any holder of the preference shares will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
At any annual or special general meeting at which the holders of the preference shares have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of the preference shares will be required to constitute a quorum for the election of any director by the holders of the preference shares voting as a separate class.
During any period in which the holders of the preference shares have the right to vote as a class for a director as described above, any vacancies in our board of directors will be filled by the vote of a majority of the board of directors pursuant to our bye-laws. During such period, the director so elected by the holders of the preference shares will continue in office (i) until the next succeeding annual general meeting or until his or her successor, if any, is elected by such holders or (ii) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the preference shares to vote as a class for a director, if earlier. Immediately upon any termination of the right of the holders of the preference shares to vote as a class for a director as provided herein, the term of office of the director then in office so elected by the holders of the preference shares will terminate.
Without the sanction of a resolution approved by at least 66⅔% of the combined voting power of the issued and outstanding preference shares, we may not take any action that would vary the rights attached to the preference shares.
We may create and issue additional series of parity stock and junior stock without the consent of any holder of the preference shares. Holders of the preference shares are not entitled to vote on any sale of all or substantially all of our assets.
On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding preference shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of preference shares to effect such redemption.
Certain bye-law provisions
Certain provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in such shareholder’s receipt of a premium over the market price for his or her shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.
Number of directors
Our bye-laws provide that our board of directors shall have not less than three directors and not more than fifteen directors with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the board of directors. Our board of directors has adopted a resolution providing for a nine-member board of directors. For so long as Arch is entitled to appoint one director to our board of directors, the affirmative vote of at least one director appointed by Arch shall be required to increase the number of members of the board of directors.
Arch has the right to appoint two individuals to serve as directors on our board of directors until the earlier of the date that (i) the services agreement between Arch and Watford Re is terminated and (ii) the number of common shares that Arch owns is less than 75% of the number of common shares originally purchased by Arch in our original private placement (as adjusted for stock splits, stock dividends or similar events). From and after such date, Arch will have the right to appoint one director to our board of directors until the date that (A) if the services agreement between Arch and Watford Re is then in effect, the number of common shares that Arch owns is less than 50% of the number of common shares originally purchased by Arch in our original private placement (as adjusted for stock splits, stock dividends or similar events) and (B) if the services agreement between Arch and Watford Re is not then in effect, the number of common shares that Arch owns either (x) is less than 50% of the number of common shares originally purchased by Arch (as adjusted for stock splits, stock dividends or similar events) or (y) comprises less than 5% of our outstanding common shares, at which time Arch’s rights to appoint a director to our board of directors shall terminate.
In addition, the holders of our 8½% cumulative redeemable preference shares have the right to elect one director to our board of directors under certain circumstances. See “-Preference shares” above.
Classified board of directors
In accordance with the terms of our bye-laws, our board of directors is divided into three classes, designated Class I, Class II and Class III, with members of each class serving staggered three-year terms. Each director serves for a term ending on the date of our third annual general meeting next following the annual general meeting at which such director was elected.
Our classified board of directors prevents shareholders from electing an entirely new board of directors at an annual general meeting and could have the effect of delaying or discouraging an acquisition of us or a change in our management.
Removal of directors
In accordance with the terms of our bye-laws, a director may be removed by the shareholders for cause (as such term is defined in the bye-laws) upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote for the election of directors; provided that the notice of any such meeting convened for such purpose shall contain a statement of the intention to do so and be served on such director not less than ten days before the meeting and, at such meeting, the director shall be entitled to be heard on the motion for such director’s removal. Additionally, directors appointed by Arch may be removed by Arch without cause.

Any vacancy on our board of directors may be filled at the meeting at which such director is removed upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote. In the absence of such election or appointment, the board of directors may fill the vacancy. In the event the vacancy to be filled is for a director appointed by Arch, then Arch shall have the right to appoint the director to fill such vacancy. These provisions limit shareholders’ ability to remove incumbent directors and replace them with their own nominees.
No shareholder action by written consent
Our bye-laws provide that shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.
Shareholder advance notice procedures
Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:

•	the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

•	if applicable, the consent of each nominee to serve as a director if elected; and

•	such other information that the board of directors may request in its discretion.

Amendments to memorandum of association and bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of its shareholders. Our bye-laws provide that the memorandum of association may not be altered or amended unless it shall have been approved by a resolution of our board of directors and by a resolution approved by a simple majority of votes cast at a meeting at which a quorum is present.
Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution approved by a simple majority of votes cast at a meeting at which a quorum is present; provided, however, approval by a resolution of our board of directors and by a resolution approved by at least 66⅔% of the shares entitled to vote is required in order to rescind, alter or amend any bye-law that would (i) change the approval required for the election or removal of directors; (ii) change the approval required for a merger or amalgamation; (iii) change the approval required for shareholders to take action; or (iv) alter the rights of any class of shares; provided, further, however, that an amendment or modification to the bye-laws modifying the rights or obligations of Arch with respect to the directors appointed by Arch, shall in each case be effective only with the consent of the shareholders that are affiliates of Arch. These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-law that may have an anti-takeover effect.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Business combinations
Our bye-laws provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” without the approval by our board of directors and the authorization at an annual or special general meeting, by the affirmative vote of at least a majority of our issued and outstanding shares entitled to vote that are not owned by the interested shareholder.
Our bye-laws define “business combination” to include the following:

•	any merger or consolidation of our company with the interested shareholder or its affiliates;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

•	any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of our issued and outstanding voting shares.
Meetings of shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders entitled to attend and vote each calendar year. However, under Bermuda law the shareholders may, by resolution, waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. Bermuda law provides that a special general meeting of shareholders may be called by the board of a company and must be called upon the request of shareholders holding not less than 10% of its paid-up capital carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.
Our bye-laws provide that the board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Our bye-laws provide that the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy not less than a majority of the total combined voting power of the issued and outstanding shares entitled to vote.
Market listing
Our common shares and our 8½% cumulative redeemable preference shares are listed on Nasdaq Global Select Market under the symbols “WTRE” and "WTREP," respectively.
Transfer agent and registrar
The transfer agent and registrar for our common shares and our 8½% cumulative redeemable preference shares is American Stock Transfer & Trust Company LLC.